EXHIBIT 10.4

Introductory Note

     CapitalSource Inc. has entered into indemnification agreements in the form attached hereto with the following non-employee directors as of the respective dates listed opposite the name of the individual:

Officer	Date of Indemnification Agreement

Frederick W. Eubank, II	August 1, 2003
Andrew B. Fremder	August 1, 2003
Tully M. Friedman	August 1, 2003
Timothy M. Hurd	August 1, 2003
Thomas F. Steyer	August 1, 2003
Paul R. Wood	August 1, 2003
William G. Byrnes	October 23, 2003
Dennis P. Lockhart	October 23, 2003

     Copies of the above agreements will be provided to the SEC upon request.

INDEMNIFICATION AGREEMENT

     THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered into as of August 1, 2003, by and between CapitalSource Inc., a Delaware corporation (the “Company”), and the undersigned (the “Indemnitee”).

     WHEREAS,  the Company has invited Indemnitee to serve as a director on the Board of Directors (the “Board”) of the Company.

     WHEREAS,  in order to induce Indemnitee to serve on the Board, the Company wishes to grant and secure to Indemnitee as permitted by 8 Del. C. § 145(f) indemnification and advancement rights to the fullest extent permitted by Delaware law as the same exists or may hereafter be revised, whether or not expressly provided for in the Company’s Amended and Restated Bylaws or other provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

     NOW, THEREFORE,  in consideration of the Indemnitee’s agreement to serve on the Board of the Company including, without limitation, as a member of any committee thereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company agrees as follows:

     Section 1. Indemnification and Advancement Expenses.

          (a) If the Indemnitee is made a party or is threatened to be made a party to or is otherwise involved, whether or not a party thereto, in any possible, threatened, pending or completed action, suit, demand, arbitration, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”) or otherwise incurs, suffers, sustains or becomes subject to any expense, liability, damage, costs, obligations, penalties, claims or losses (including, without limitation, attorneys’ fees and expenses, judgments, fines, Employee Retirement and Income Security Act excise taxes or penalties and amounts paid or to be paid in settlement) (collectively, “Losses”), arising out of, relating to, based upon, in connection with or due to the fact that the Indemnitee is or was serving as a director (including, without limitation, as a member of any committee of the Board of Directors) of the Company, any predecessor of the Company or any subsidiary of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, the Indemnitee shall be indemnified and held harmless by the Company to the fullest extent permitted by Delaware law against all Losses incurred, suffered or sustained by the Indemnitee or to which the Indemnitee became subject in connection with such service, except with respect to indemnification for liability arising from a Proceeding initiated by the Indemnitee against the Company (other than as described in Section 2) and unauthorized by the Board, and such indemnification shall continue as to the Indemnitee after the Indemnitee has ceased to serve as a member of the Board or in such other position as set forth above, and shall inure to the benefit of the Indemnitee’s heirs, executors, administrators, conservators and guardians.

          (b) The rights conferred upon the Indemnitee by this Agreement shall include the right to be paid or reimbursed by the Company for any Losses from time to time incurred, suffered or sustained by the Indemnitee or to which the Indemnitee became subject in connection with such service, including, without limitation, the expenses incurred in defending or otherwise being involved in any such Proceeding or other action in advance of its final disposition (hereinafter an “Advancement of Expenses”); provided, however, that if and only if the DGCL so requires, such Advancement of Expense shall be made only upon delivery to the Company of an undertaking (hereinafter an “Undertaking”), by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by a final judicial decision from which there is no further right to appeal (hereinafter a “Final Adjudication”), that the Indemnitee is not entitled to be indemnified for such Losses under the DGCL.

     Section 2. Right of Indemnitee to Enforce Indemnification and Advancement Obligations. If a claim under either (a) Section 1(a) of this Agreement with respect to any right to indemnification is not paid in full by the Company within sixty (60) days after a written claim for indemnification has been received by the Company, or (b) Section 1(b) of this Agreement with respect to any right to the Advancement of Expenses is not paid in full by the Company within twenty (20) days after a written claim for Advancement of Expenses is received by the Company, then the Indemnitee shall be entitled at any time thereafter to bring suit against the Company to recover the unpaid amount of any such claim. If successful in whole or in part in any such suit, the Indemnitee shall be entitled additionally to be paid, and to seek as an award in connection with any such suit, the cost and expenses (including attorneys’ fees) incurred by Indemnitee in prosecuting such suit. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met any applicable standard of conduct set forth in Delaware Law, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its stockholders) that the Indemnitee has not met any such applicable standard of conduct, shall be a defense to the suit or create a presumption for purposes thereof that the Indemnitee has not met any applicable standard of conduct.

     In any suit brought by the Indemnitee seeking to enforce a right to indemnification or to an Advancement of Expenses under this Agreement, the burden shall be on the Company to prove that the Indemnitee is not entitled to be indemnified or to such Advancement of Expenses under this Agreement.

     Section 3. Rights Not Exclusive. The rights provided hereunder shall not be deemed exclusive of any other right to which the Indemnitee may be entitled or hereafter may acquire under any statute, provision of the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in the Indemnitee’s official capacity and as to action in another capacity while holding such office, and shall continue as to the Indemnitee after the Indemnitee has ceased to be a director, officer, employee or agent of the Company or as otherwise set forth in this Agreement and shall inure to the benefit of the Indemnitee’s heirs, executors, administrators, conservators and guardians.

     Section 4. D&O Insurance.

          (a) The Company hereby represents and warrants that Exhibit A contains a complete and accurate description of the policies of directors’ and officers’ liability insurance purchased by the Company and that such policies are in full force and effect.

          (b) The Company hereby covenants and agrees that, so long as Indemnitee shall continue to serve as a director (including, without limitation, as a member of any committee of the Board of Directors) of the Company, any predecessor of the Company or any subsidiary of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, and thereafter so long as Indemnitee shall be subject to any possible, threatened, pending or completed Proceeding arising out of, relating to, based upon, in connection with or due to the fact that Indemnitee was a director (including, without limitation, a member of any committee of the Board of Directors) of the Company, any predecessor of the Company or any subsidiary of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, the Company shall maintain in full force and effect the directors’ and officers’ liability insurance issued by the insurer(s), and having the policy number(s), amount(s) and deductible(s) set forth on Exhibit A hereto and any replacement or substitute policies issued by one or more reputable insurers providing in all respects coverage at least comparable to and in the same amount as that provided under the policy or policies identified on Exhibit A (“D&O Insurance”).

          (c) In all policies of D&O Insurance, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits, subject to the same limitations, as are accorded to the Company’s directors or officers most favorably insured by such policy. The Company shall notify Indemnitee in writing when this has occurred.

     Section 5. Settlement. The Company shall not settle any Proceeding in any manner which would impose any fine or any obligation on the Indemnitee without the Indemnitee’s prior written consent. The Indemnitee shall not unreasonably withhold his consent to any proposed settlement.

     Section 6. Severability. In the event that any provision of this Agreement is determined by a court to require the Company to do or to fail to do an act which is in violation of applicable law, such provision shall be limited or modified in its application to the minimum extent necessary to avoid a violation of law, and, as so limited or modified, such provision and the balance of this Agreement shall be enforceable in accordance with their terms.

     Section 7. Choice of Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware.

     Section 8. Successor and Assigns. This Agreement shall be (i) binding upon all successors and assigns of the Company (including any transferee of all or substantially all of its assets and successor by merger or otherwise by operation of law) and (ii) shall be binding on and inure to the benefit of the heirs, executors, administrators, conservators and guardians of Indemnitee.

     Section 9. Amendment. No amendment, modification, termination or cancellation of this Agreement shall be effective unless made in a writing signed by each of the parties hereto.

     Section 10. Waiver of Jury Trial. The Company and the Indemnitee hereby waive any rights either may have to trial by jury in respect of any litigation arising out of, relating to, based upon or in connection with this Agreement.

     Section 11. Limitation of Liability. The Indemnitee shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of the Indemnitee (i) for any breach of the Indemnitee’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the Indemnitee derived an improper personal benefit. If the General Corporation Law of the State of Delaware shall be amended to permit further elimination or limitation of the personal liability of directors, then the liability of the Indemnitee shall, automatically, without any further action, be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

          IN WITNESS WHEREOF, the Company and the Indemnitee have executed this Indemnification Agreement in duplicate as of the day and year first set forth above.

CAPITALSOURCE INC.
By:

Name:
Title:
INDEMNITEE

Name:

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